Exhibit 4.15

AMENDMENT TO
PIK BRIDGE LOAN AGREEMENT

AMENDMENT dated as of June 20, 2005 (this “Amendment”) to the PIK Bridge Loan Agreement dated as of November 20, 2000 (the “Agreement”) among Rockwood Specialties Consolidated, Inc. (formerly known as K-L Sub 1 Inc.), a Delaware corporation, as borrower (the “Borrower”), the Lenders (as defined in Section 1 thereof), Merrill Lynch Capital Corporation, as Agent (the “Agent”), Merrill Lynch International, as Arranger, (in such capacity, the “Arranger”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Defined Terms.  Unless otherwise stated, terms defined in this Amendment and used herein shall have the meanings given to them in the Agreement.

Section 2.               Amendments to Section 5.2 of the Agreement (“Mandatory Prepayments; Offer to Purchase”).  (A)  In accordance with Section 13.1 of the Agreement, Section 5.2(a) of the Agreement (“Equity Offerings”) is hereby amended in its entirety to read as follows (italicized language reflects changed provision):

                                “(a)         Equity Offerings.

                                                (i)           In the event of one or more Equity Offerings prior to November 20, 2003, the Borrower may, at its option, use all or any portion of the net cash proceeds therefrom to prepay or redeem in the aggregate up to a maximum of 35% of the original aggregate principal amount of the Loans and the Permanent Notes, at a redemption price equal to 115% of the principal amount of such Loans or Permanent Notes, as the case may be, to be so prepaid or redeemed, together with accrued and unpaid interest, if any, to the date of such prepayment or redemption, provided that at least 65% of the original aggregate principal amount of the Loans and the Permanent Notes must remain outstanding after each such prepayment or redemption.  Any such prepayment or redemption must be effected upon not less than 30 nor more than 60 days’ irrevocable notice given within 30 days following any such Equity Offering.

                                                                                (ii)          In the event of an Equity Offering by Parent prior to November 20, 2005 resulting in gross proceeds to Parent in excess of $400,000,000, the Borrower shall be obligated to prepay the Loans with the cash proceeds therefrom at an aggregate principal amount equal to the present value at the prepayment date of the accreted value of the Loans at November 20, 2005 (assuming capitalization of all interest accrued through such date) computed using an annual discount rate equal to 5.0% and a 30/360 day methodology. Any such prepayment must be effected within 30 days following the closing of such Equity Offering.”

(B)  Section 5.2(c) of the Agreement (“Sources of Prepayments”) is hereby amended in its entirety to read as follows (italicized language reflects the changed provision):

                                “(c)         Sources of Prepayments.

                (i)           On each occasion an event described in Section 5.2(a)(i) occurs, the Borrower shall, within five Business Days after the occurrence of such event, notify the Agent of a prepayment of the Loans and Permanent Notes.  As promptly as practicable after receipt of such notice, (x) the Agent shall give notice to each Lender of (i) the pro-rata amount that would be payable to such Lender in respect of its Loans and (ii) the expected date of such payment and (y) amounts payable to the Lenders shall be paid by the Borrower to the Agent for application pursuant to Section 5.2(d).  Whenever the Borrower makes a prepayment of the Loans, it shall make a ratable prepayment of the Permanent Notes, to the extent the Permanent Notes are then prepayable pursuant to the terms of the PIK Note Facility.

                (ii)          On each occasion an event described in Section 5.2(a)(ii) occurs, the Borrower shall, within five Business Days after the occurrence of such event, notify the Lender of a prepayment of the Loans. Whenever the Borrower makes a prepayment of the Loans, it shall make a ratable prepayment of the Permanent Notes, to the extent the Permanent Notes are then prepayable pursuant to the terms of the PIK Note Facility.

Section 3.               Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Agent.

Section 4.               Governing Law.  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ROCKWOOD SPECIALTIES CONSOLIDATED, INC.,

By:	/s/ Thomas J. Riordan
Name: Thomas J. Riordan
Title: Senior Vice President, Law & Administration

SPCP GROUP, L.L.C.,
Lender,

By:	/s/ Edward A. Mule
Name: Edward A. Mule
Title:

ALLIANZ LEBENSVERSICHERUNGS-AG, STUTTGART,
Noteholder,

By:	/s/ Ladwein Gruber
Name: Ladwein Gruber
Title: